Exhibit 99.4

Covid-Test Startup LumiraDx to Go Public in $5 Billion SPAC Deal

By  Crystal Tse  and  Bailey Lipschultz

April 6, 2021, 9:05 PM CDT

•	Firm secures $300 million loan, $100 million credit facility

•	Brick-size LumiraDx device can run 30 different tests

LumiraDx Ltd., a diagnostic company that produces Covid-19 tests, is going public through a reverse merger with a blank-check company.

The U.K.-based firm will combine with CA Healthcare Acquisition Corp. in a deal that values LumiraDx’s equity at $5 billion, the companies said in a statement.

While there is no equity placement attached to the transaction, LumiraDx has secured a $300 million loan from BioPharma Credit Plc and an additional $100 million asset-based revolving credit facility from Capital One Financial Corp., according to the statement.

Covid-19 Test

LumiraDx’s machines, roughly the size of a brick, are designed to process about 30 different tests, including for Covid-19, in as little as 12 minutes. The company is also developing a smaller device that will be available for home use.

The company has research and development and support offices in Waltham, Massachusetts, and in San Diego. In January, it filed for an initial public offering with the U.S. Securities and Exchange Commission.

LumiraDx estimates that it will have revenue of $600 million to $1 billion this year, compared with $139 million in 2020, according to the statement. Its clients include CVS Health Corp., the U.K.’s National Health Service and the Bill & Melinda Gates Foundation.

The global coronavirus pandemic has accelerated the placement of LumiraDx’s machines in a way that exceeded the company’s expectations, according to Chief Executive Officer Ron Zwanziger.

“There will be a significant long-term benefit to us for having so many more units in the field much earlier than would have happened without the pandemic,” he said in an interview.

Broader Focus

While LumiraDx expects to see significant growth in demand for its Covid-19 tests as the pandemic persists, the offering is secondary to the company’s broader focus on bringing point-of-care tests to patients, Zwanziger said.

“Fundamentally we’re about transforming community-based care,” he said.

While the SPAC frenzy has cooled in recent weeks, CA Healthcare Acquisition Chairman Larry Neiterman said this deal should still be well-received.

“The market has dampened a little but I think the market will still be excited about it,” Neiterman, a former Deloitte chief operations officer, said in an interview. “We think it’s all about reasonable valuation and we feel good about our valuation.”

Evercore Inc. and Raymond James Financial Inc. were financial advisers to LumiraDx, while BTIG advised CA Healthcare Acquisition.

CA Healthcare Acquisition raised $115 million in its January IPO. Its shares closed at $9.70 each Tuesday.